PROMISSORY NOTE

Up to $250,000.00	January 30, 2013
Los Angeles, California

FOR VALUE RECEIVED, The Digital Development Group Corp., a Nevada corporation ("Maker"), promises to pay to Martin W. Greenwald ("Holder"), or order, at Maker's place of business in Los Angeles, California, the principal amount loaned by Holder to Maker from time to time up to the amount of $250,000.00, as set forth on the attached Loan Schedule, with interest on such amount until paid, at the rate set forth below and payable pursuant to terms and conditions contained herein.

INTEREST RATE.  The amount of outstanding principal shall bear interest at a rate of three percent (3%) per annum based on the average annual balance of the amount outstanding under the Note.  Interest shall accrue on the principal balance and shall be calculated on the basis of a 365-day year.

TERM.  The term of this Note shall be for a period beginning on the date hereof and ending on the one (1) year anniversary of the date hereof (the "Maturity Date").   The Loan Schedule shall be updated monthly during the term by the President of the Maker to reflect all amounts loaned during the term of the Note.

PAYMENT.  All outstanding principal and interest shall be due and payable on the Maturity Date. Any payment hereunder shall be applied first to the payment of costs and charges of collection, if any, then to accrued interest, and the balance, if any, shall be then applied to reduction of principal.  Principal and interest are payable in lawful money of the United States of America.  Maker may prepay this Note in full or in part at any time without a prepayment charge.

DEFAULT/ACCELERATION.  If any one or more of the following events shall occur (hereinafter called an "Event of Default"), namely:  (i) Maker shall fail to make timely payment of any payment hereunder and such failure is not cured within five (5) business days of written notice by Holder to Maker; or (ii) Maker shall make an assignment for the benefit of his creditors, or shall file or commence, or have filed or commenced against him any proceeding for any relief under any bankruptcy or insolvency law, or a receiver or trustee shall be appointed for Maker; THEN, upon the occurrence of any such Event of Default, or upon the expiration of the term of this Note, Holder at its election, and without presentment, demand or notice of any kind, all of which are expressly waived by Maker, may declare the entire outstanding balance of principal and interest thereon immediately due and payable, together with all costs of collection, including attorneys' fees, in addition to all of its other rights and remedies, all of which are cumulative.

MISCELLANEOUS.  The terms of this Note shall inure to the benefit of and bind the parties hereto and their successors and assigns.  As used herein the term "Maker" shall include the undersigned Maker and any other person or entity who may subsequently become liable for the payment hereof.  The term "Holder" shall include the named Holder as well as any other person or entity to whom this Note or any interest in this Note is conveyed, transferred or assigned. Each person signing this Note on behalf of Maker represents and warrants that he has full authority to do so and that this Note binds Maker.

GOVERNING LAW.  This Note shall be governed by and construed and enforced in accordance with the internal laws of the State of California without giving any effect to principles of conflict of laws.  This Note shall be deemed made and entered into in Los Angeles, California.

MAKER:

The Digital Development Group Corp.

By:  /s/ Joe Q. Bretz

Joe Q. Bretz, President

1